Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Eagle Bulk Shipping Inc. for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2006, with respect to the consolidated financial statements of Eagle Bulk Shipping Inc. included in its Annual Report (Form 10-K) for the period ended December 31, 2005, filed with the Securities and Exchange Commission.

New York, New York
July 18, 2006






















SK 25083 0001 687427